Exhibit 10.1

THIRD AMENDMENT

TO

CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Third Amendment”) dated             , 20     is entered into by and between PINNACLE DATA SYSTEMS, INC., an Ohio corporation, (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company and Wells Fargo are parties to a Credit and Security Agreement dated April 3, 2009, as amended (“Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Section 5.2(a) and Section 5.2(b) are hereby amended to read as follows:

(a) Minimum Book Net Worth. Based upon Company’s submitted projections, Company shall maintain, at the end of each fiscal quarter described below, its non-cumulative Book Net Worth, determined as of the end of each fiscal quarter in an amount not less than the amount set forth below (numbers appearing between “< >” are negative):

Fiscal Quarter Ending	Minimum Book Net Worth
March 31, 2011	$8,300,000.00
June 30, 2011	$8,700,000.00
September 30, 2011	$9,100,000.00
December 31, 2011	$9,600,000.00

(b) Minimum Net Income. Based upon 75% of the Company’s submitted projected Net Income (or 100% of the Company’s projected net loss), Company shall achieve for each fiscal quarter described below, non-cumulative Net Income of not less than the amount set forth for each such fiscal quarter (numbers appearing between “< >” are negative):

Fiscal Quarter Ending	Minimum Net Income
December 31, 2010	$446,000.00
March 31, 2011	$104,000.00
June 30, 2011	$239,000.00
September 30, 2011	$304,000.00
December 31, 2011	$391,000.00

2. No Other Changes. Except as explicitly amended by this Third Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance thereunder.

3. Conditions Precedent. This Third Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a) A Certificate of the Chief Financial Officer of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Third Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company’s secretary dated April 3, 2009 (“Certificate of Authority”) continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Third Amendment and all other documents, agreements and certificates on behalf of the Company.

(b) Such other matters as Wells Fargo may require.

4. Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a) The Company has all requisite power and authority to execute this Third Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Third Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Third Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c) All of the representations, warranties and covenants contained in Article 4 and Article 5 of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

5. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

6. No Waiver. The execution of this Third Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Third Amendment.

7. Release. The Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Third Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

8. Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Third Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 4 of this Third Amendment.

9. Miscellaneous. This Third Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

Attest/Witness:	PINNACLE DATA SYSTEMS, INC.

By:
Print Name:	NICHOLAS J. TOMASHOT
Its:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Print Name:	SABATO MUTONE
Its:	Vice President

SUPPLEMENTAL CERTIFICATE

I, NICHOLAS J. TOMASHOT, Chief Financial Officer of the Company (as defined in the Credit and Security Agreement dated April 3, 2009, as amended), hereby certify that the Certificate of Authority of the Company dated April 3, 2009 remains in full force and effect and the resolutions of the board of directors then delivered have not been amended or otherwise modified, and that the foregoing resolutions apply to and authorize the execution and delivery of the annexed Second Amendment to Credit and Security Agreement and Waiver of Defaults. I further certify that I remain authorized to sign and to act on behalf of the Company pursuant to the resolutions of the Board of Directors delivered on April 3, 2009, which remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed by name this      day of             , 20    .

NICHOLAS J. TOMASHOT

Attest by One Other Officer:

Print Name:
Title: